EXHIBIT 11.1
               GLOBAL MARINE INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE
         (Dollars in millions, except per share amounts)
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

                                                                 1996            1995              1994

Shares for primary and fully diluted computations:

Weighted average shares of common stock outstanding           167,915,661     165,142,881       163,828,711
Weighted average shares issuable on
   assumed exercise of stock options                            1,579,733               -                 -

   Weighted average shares for primary earnings per share     169,495,394     165,142,881       163,828,711

Incremental shares issuable on assumed exercise of stock
   options and sale of incentive stock to reflect maximum
   dilutive effect                                              5,642,548       7,397,435         3,167,667

   Weighted average shares and share equivalents for
       fully diluted earnings per share                       175,137,942     172,540,316       166,996,378

Earnings for primary and
   fully diluted computations:

Income before cumulative effect of
   change in accounting principle                            $      180.1    $       51.9      $        4.8
Cumulative effect of change in accounting for
   postemployment benefits                                              -               -              (3.5)

Net income                                                   $      180.1    $       51.9      $        1.3

Primary earnings per share:

Income before cumulative effect of change
   in accounting principle                                   $       1.06    $       0.31       $      0.03
Cumulative effect of change in accounting for
   postemployment benefits                                              -               -             (0.02)

Primary net income per common share                          $       1.06    $       0.31       $      0.01

Fully diluted net income per share:

Income before cumulative effect of
   change in accounting principle                            $       1.03    $       0.30       $      0.03
Cumulative effect of change in accounting for
   postemployment benefits                                              -               -             (0.02)

Fully diluted net income per common share                    $       1.03    $       0.30        $     0.01
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